                                                                  Exhibit 12.1

                                          O'SULLIVAN INDUSTRIES HOLDINGS, INC.
                                                 RATIO OF EARNINGS TO
                                                    FIXED CHARGES




                                                                 YEAR ENDED JUNE 30,
                                                 ------------------------------------------------
                                                  1995      1996       1997       1998      1999
                                                 ------    ------     ------     ------    ------
Pre-tax income from continuing operations        13,259      770      26,448     23,641    33,053
Fixed charges:
  Interest expense                                2,382    3,831       2,327      2,468     2,844
  Rent expense interest factor                      173      192         323        412       504
                                                 ------    ------     ------     ------    ------
Total fixed charges                               2,555    4,023       2,650      2,880     3,348
Earnings before income taxes and fixed charges   15,814    4,793      29,098     26,521    36,401
Fixed charges                                     2,555    4,023       2,650      2,880     3,348
                                                 ------    ------     ------     ------    ------
Ratio of earnings to combined fixed
  charges and preferred dividends                  6.19     1.19       10.98       9.21     10.87
                                                 ------    ------     ------     ------    ------
                                                 ------    ------     ------     ------    ------


                                          O'SULLIVAN INDUSTRIES HOLDINGS, INC.
                                             PRO FORMA RATIO OF EARNINGS TO
                                               COMBINED FIXED CHARGES AND
                                             PREFERRED DIVIDEND REQUIREMENTS

                                                         June 30, 1999
                                                           Pro Forma
                                                         -------------
Pre-tax income from continuing operations                  $  5,757
Fixed charges:
  Interest expense                                           31,283
  Rent expense interest factor                                  504
                                                         -------------
Total fixed charges                                          31,787
Earnings before income taxes and fixed charges               37,544

Preferred dividend requirements                              11,738
Total fixed charges                                          31,787
                                                         -------------
Total fixed charges and preferred dividends                  43,525
Ratio of earnings to combined fixed charges
  and preferred dividends                                      0.86
                                                         -------------
                                                         -------------
Fixed charges and preferred stock dividend
  requirements exceed earnings by                          $  5,981
                                                         -------------
                                                         -------------